Exhibit 10.13

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “1st Amendment”) is made this 22nd day of March, 2001 between SPIEKER PROPERTIES, L.P., a California limited partnership, (“LANDLORD”), and BIOMEDICINES, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into a Lease dated February 21, 2001, (as amended, the “Lease”), for those certain premises located at 2000 Powell Street, Suite 1666, Emeryville, California (the “Premises”), as more fully described in the Lease. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease; and

WHEREAS, Landlord and Tenant desire to modify the Lease as provided herein to restate Paragraph 9.1 of the Lease.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

Paragraph 9.1 of the Lease shall be deleted and replaced in its entirety with the following:

9.1                               Transfers: Consent. Tenant shall not, without the prior written consent of Landlord, (a) assign, transfer, mortgage, hypothecate, or encumber this Lease or any estate or interest herein, whether directly, indirectly or by operation of law, (b) permit any other entity to become a Tenant hereunder by merger, consolidation, or other reorganization, (c) if Tenant is a corporation, partnership, limited liability company, limited liability partnership, trust, association or other business entity (other than a corporation whose stock is publicly traded), permit, directly or indirectly, the transfer of any ownership interest in Tenant so as to result in (i) a change in the current control of Tenant, (ii) a transfer of twenty-five percent (25%) or more in the aggregate in any twelve (12) month period in the beneficial ownership of such entity or (iii) a transfer of all or substantially all of the assets of Tenant, (d) sublet any portion of the Premises, or (e) grant any license, concession, or other right of occupancy of or with respect to any portion of the Premises, or (f) permit the use of the Premises by any party other than Tenant or a Tenant Party (each of the events listed in this Paragraph 9.1 being referred to herein as a “Transfer”). Notwithstanding the foregoing, Tenant may assign this Lease or sublet the Premises, or any portion thereof, without Landlord’s consent, to any entity which controls, is controlled by, or is under common control with Tenant to any entity which results from a merger of, reorganization of, or consolidation with Tenant to any entity engaged in a joint venture with Tenant: or to any entity which acquires substantially all of the stock or assets of Tenant, as a going concern, with respect to the business that is being conducted in the Premises (hereinafter each a “Permitted Transfer”). In addition, a sale or transfer of the capital stock of Tenant shall be deemed a Permitted Transfer if (1) such sale or transfer occurs in connection with any bona fide financing or capitalization for the benefit of Tenant, or (2) Tenant is or becomes a publicly traded corporation. Landlord shall have no right to terminate the Lease in connection with, and shall have no right to any sums or other economic consideration resulting from any Permitted Transfer. Additionally, any rights that are personal to Tenant shall also accrue to any Permitted Transferee. If Tenant requests Landlord’s consent to any Transfer, then at least twenty (20) business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer and all consideration therefor (including a calculation of the Transfer Profits described below), copies of the proposed documentation, and the following information relating to the proposed transferee: name and address; information reasonably satisfactory to Landlord concerning the proposed transferee’s business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the parties agree that it shall be reasonable for Landlord to withhold any such consent if, without limitation, Landlord determines in good faith that (A) the proposed transferee is not of a reasonable financial standing or is not creditworthy, (B) the proposed transferee is a governmental agency, (C) the proposed transferee, or any affiliate thereof, is then an occupant In the Project or has engaged in discussions with Landlord concerning a lease of direct space in the Project, (D) the proposed Transfer would result in a breach of any obligation of Landlord or permit any other tenant in the Project to terminate or modify its lease, (E) there is then in effect an uncured Event of Default, (F) the Transfer would increase the occupancy density or parking density of the Project or any portion thereof, (G) the Transfer would result in an undesirable tenant mix for the Project, as determined in good faith by Landlord, (H) the proposed transferee does not enjoy a good reputation, as a business or as a tenant; or (I) any guarantor of the Lease does not consent to such Transfer in a form satisfactory to Landlord. Any Transfer made without Landlord’s consent shall be void and, at Landlord’s election, shall constitute an Event of Default by Tenant. Tenant shall also, within ten (10) days of written demand therefor, pay to Landlord $500 as a review fee for each Transfer request, and reimburse Landlord for its reasonable attorneys’ fees and all other costs incurred in connection with considering any request for consent to a proposed Transfer. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord Landlord’s standard form transfer consent and agreement whereby the proposed transferee expressly assumes the Tenants obligations hereunder. Landlord’s consent to a Transfer shall not release Tenant from its obligations under this Lease (or any guarantor of this Lease of its obligations with respect thereto), but rather Tenant and its transferee shall be jointly and severally liable for all obligations under this Lease allocable to the space subject to such Transfer. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. In the event of any claim by Tenant that Landlord has breached its obligations under this Paragraph 9.1, Tenant’s remedies shall be limited to recovery of its out-of-pocket damages and injunctive relief.

Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the date first written above.

LANDLORD:		TENANT

SPIEKER PROPERTIES, L.P.,		BIOMEDICINES, INC.
a California limited partnership		a Delaware corporation

By:	Spieker Properties, Inc., a Maryland
	corporation	By:	/s/SM Moran
Mark Moran, MD
Its:	General Partner

Its:
By:	/s/John R. Winther		President and CEO
John R. Winther

Its:
Senior Vice President